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Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074
TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

May 9, 2012

STAG Industrial, Inc.
99 High Street, 28th Floor
Boston, Massachusetts 02110

STAG Industrial, Inc.
Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

        We have acted as counsel to STAG Industrial, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3, filed with the Securities and Exchange Commission on May 9, 2012 (the "Registration Statement"), with respect to the offer and sale, from time to time, of up to an aggregate $500,000,000 of the shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), the shares of preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock"), depositary shares of the Company, warrants to purchase Common Stock or Preferred Stock, rights to purchase Common Stock or other securities of the Company, and units comprising one or more of the preceding securities of the Company. You have requested our opinion regarding certain U.S. federal income tax matters.

        In giving this opinion letter, we have examined the following:

  1.
  the Registration Statement and the prospectus (the "Prospectus") filed as part of the Registration Statement;

  2.
  the Company's Articles of Incorporation filed on July 21, 2010 with the Maryland Secretary of State, and the Articles of Amendment and Restatement, as amended and supplemented (the "Amended Articles");

  3.
  the Amended and Restated Agreement of Limited Partnership of STAG Industrial Operating Partnership. L.P., a Delaware limited partnership (the "Operating Partnership"), and the First Amendment thereto (the "Operating Partnership Agreement"); and

  4.
  such other documents as we have deemed necessary or appropriate for purposes of this opinion.

        In connection with the opinions rendered below, we have assumed, with your consent, that:

  1.
  each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

  2.
  during the Company's taxable year ending December 31, 2012 and future taxable years, the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), will be true for such years;

  3.
  the Company will not make any amendments to its organizational documents or the Operating Partnership Agreement after the date of this opinion that would affect the Company's qualification as a real estate investment trust (a "REIT") for any taxable year; and

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS    CHARLOTTE    DALLAS    HOUSTON     LONDON    LOS ANGELES
McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    SAN FRANCISCO    TOKYO    WASHINGTON
www.hunton.com

  4.
  no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

        In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.

        Based solely on the documents and assumptions set forth above, the factual representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Material Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

          (a)   the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its short taxable year ended December 31, 2011, and the Company's current and proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2012 and thereafter; and

          (b)   the descriptions of the law and the legal conclusions in the Prospectus under the caption "Material Federal Income Tax Considerations" are correct in all material respects.

        We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer's Certificate. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Moreover, we note that we did not represent the Company prior to February 15, 2012.

        The foregoing opinions are based on current provisions of the Code, the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

        The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions "Material Federal Income Tax Considerations" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,
/s/ Hunton & Williams LLP

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  Exhibit 8.1
STAG Industrial, Inc. Qualification as Real Estate Investment Trust